Exhibit 10.2

NYDOCS01/1173495.8
NYDOCS01/1173495.8
STATE STREET CORPORATION
Executive Supplemental Retirement Plan
(Amended and Restated January 1, 2015)

NYDOCS01/1173495.8
i

NYDOCS01/1173495.8
Table of Contents
Page

ARTICLE 1	Establishment and Purpose 1

1.1	Restatement 1

1.2	Purpose 1

1.3	Section 409A 1

ARTICLE 2	Definitions 1

2.1	Account 1

2.2	Account Balance 1

2.3	Account Vesting Commencement Date 1

2.4	Active Participant 1

2.5	Administrative Procedures 1

2.6	Administrator 1

2.7	Affiliate 1

2.8	Annual Credit Date 2

2.9	Authorized Person 2

2.10	Basic Plan 2

2.11	Beneficiary 2

2.12	Board 2

2.13	Business Day 2

2.14	Cause 2

2.15	Claimant 2

2.16	Code 2

2.17	Committee 3

2.18	Company 3

2.19	Company Credit 3

2.20	Continuing Participant 3

2.21	Credit Date 3

2.22	Default Investment Option 3

2.23	Domestic Partner 3

2.24	Early Retirement 3

2.25	Early Retirement Age 3

2.26	Early Retirement Date 3

2.27	Effective Date 3

2.28	Eligible Employee 3

2.29	Employee 3

2.30	Employer 3

2.31	Employment 3

2.32	Equity Plan 4

2.33	ERISA 4

2.34	ESRP Share Award 4

2.35	Fair Market Value 4

2.36	FICA Amount 4

2.37	Final Company Credit 4

2.38	Impairment. 4

2.39	Investment Earnings/Losses 4

2.40	Investment Election Form 4

2.41	Investment Options 4

2.42	Normal Retirement 4

2.43	Normal Retirement Age 4

2.44	Normal Retirement Date 5

2.45	Operating Group Participant 5

2.46	Participant 5

2.47	Plan 5

2.48	Plan Year 5

2.49	Prior Plan 5

2.50	Reference Date 5

2.51	Retirement 5

2.52	Retirement Date 5

2.53	Schedule 5

2.54	Section 409A 5

2.55	Section 409A Compliance 5

2.56	Separated Participant 6

2.57	Separation From Service 6

2.58	Service 6

2.59	Spouse 6

2.60	Stock 6

2.61	Supplemental Benefits 6

2.62	Supplemental Defined Benefit 6

2.63	Supplemental Defined Contribution Benefit 6

2.64	Top Hat Plan 6

2.65	Total Disability 6

2.66	Transition Participant 7

2.67	Treasury Regulations 7

ARTICLE 3	Participation 7

3.1	Eligibility 7

3.2	Participation 7

3.3	Age/Service Requirements for Supplemental Benefits Upon Retirement 8

3.4	Supplemental Benefits Upon Death 8

3.5	Supplemental Benefits Upon Total Disability 8

3.6	Forfeiture 8

ARTICLE 4	Supplemental Defined Contribution Benefits 9

4.1	Company Credits 9

4.2	Accounts 12

4.3	Vesting 13

4.4	Distribution 14

ARTICLE 5	Special Payment Rules 15

5.1	Delay in Payment 15

5.2	Acceleration of Payment 15

5.3	No Suspension of Payment 16

5.4	Designation of Taxable Year 16

ARTICLE 6	Administration 16

6.1	Authority of the Committee 16

6.2	Outside Services 17

6.3	Decisions Binding 17

6.4	Indemnity of Committee 17

6.5	Cost of Administration 17

ARTICLE 7	Amendment and Termination 17

7.1	Amendment/Termination of Plan 17

7.2	Termination of Participant Interests 18

ARTICLE 8	Miscellaneous 18

8.1	Claims 18

8.2	Unfunded Plan 18

8.3	Unsecured General Creditor 18

8.4	Trust Fund 19

8.5	Nonassignability 19

8.6	Not a Contract of Employment 19

8.7	Validity 19

8.8	Incompetency 19

8.9	Successors 19

8.10	Tax Withholdings 20

8.11	Governing Law 20
EXHIBIT A    21

EXHIBIT B	28

Schedule 1	28

Schedule 3	29
EXHIBIT C    34

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NYDOCS01/1173495.8
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1

ARTICLE 1	Establishment and Purpose
.
1.Restatement
. The Plan is a further amendment and restatement of the Prior Plan, effective as of January 1, 2015, unless otherwise provided.
2.Purpose
. The principal purposes of the Plan are to provide certain key Employees with competitive retirement benefits and to encourage the continued employment of such Employees with the Employer.

3.Section 409A
. The Plan is intended to comply with Section 409A and shall be construed and administered accordingly.

ARTICLE 2	Definitions
.
To the extent not otherwise defined in the text of the Plan, including, without limitation, any Exhibits and Schedules of the Plan, capitalized terms shall have the following meaning:
1.Account
. “Account” means a bookkeeping account (including any subaccounts) maintained by the Administrator for a Participant to record the Participant’s Account Balance from time to time.
2.Account Balance
. “Account Balance” means the value of an Account, as credited and/or debited in accordance with Article IV, from time to time.
3.Account Vesting Commencement Date
. “Account Vesting Commencement Date” shall mean the date an Active Participant meets the Age/Service Requirements for Supplemental Plan Benefits upon Retirement set forth in Section 4.3(a).
4.Active Participant
. “Active Participant” means an Eligible Employee who is participating in the Plan and who has not experienced a Separation from Service, Total Disability or death.
5.Administrative Procedures
. “Administrative Procedures” means the policies and procedures established by the Committee and/or the Administrator from time to time governing elections to participate in the Plan, maintenance of Accounts, Investment Options, calculation of Investment Earnings/Losses, Investment Election Forms, distributions from the Plan and such other matters as are necessary for the proper administration of the Plan.
6.Administrator
. “Administrator” means that person or persons, including a committee, as is or are delegated by the Board from time to time to discharge the responsibility of administering the Plan.
7.Affiliate
. “Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code), which includes the Company and any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code).
8.Annual Credit Date
. “Annual Credit Date” means, with respect to a Plan Year, the date of the first regularly scheduled meeting of the Committee that occurs after February 1 of the immediately following Plan Year.
9.Authorized Person
. “Authorized Person” means, effective for actions taken on or after August 1, 2012, the Authorized Person appointed pursuant to Section 6.1(b).

10.Basic Plan
. “Basic Plan” means, effective for determinations made on or after January 1, 2013, the State Street Salary Saving Program as the same may be amended from time to time for all purposes except with respect to i) Exhibit A, and ii) Exhibit B- Schedule 1, in which cases the Basic Plan shall mean the State Street Retirement Plan as the same may be amended from time to time.
11.Beneficiary
. “Beneficiary” means the beneficiary designated to receive a death benefit by the Participant in writing in a form and manner satisfactory to the Administrator. If no Beneficiary is so designated, any death benefits shall be paid at the Administrator’s direction in the following order of priority: Spouse, Domestic Partner, children, parents, siblings, estate.
12.Board
. “Board” means the Board of Directors of the Company.
13.Business Day
. “Business Day” means each day that the New York Stock Exchange is open for business.
14.Cause
. “Cause” means, in the case of any Participant:

(i)
the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Participant’s supervisor which specifically identifies the manner in which it is asserted that the Participant has not substantially performed the Participant’s duties, or

(ii)	the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer.
For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done or omitted to be done by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Employer.
15.Claimant
. “Claimant” has the meaning set forth in Section 8.1.
16.Code
. “Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.
17.Committee
. “Committee” means the Executive Compensation Committee of the Board.
18.Company
. “Company” means State Street Corporation and any successor company.
19.Company Credit
. “Company Credit” means a notional amount credited to a Participant’s Account in accordance with Section 4.1.
20.Continuing Participant

. “Continuing Participant” means an Active Participant in the Prior Plan on December 31, 2007.
21.Credit Date
. “Credit Date” means, as applicable, the Annual Credit Date or the Final Credit Date.
22.Default Investment Option
. “Default Investment Option” means the default investment option specified from time to time by the Committee for the hypothetical investment of a Participant’s Account in the event the Participant fails to allocate all or a portion of his or her Account to a particular Investment Option.
23.Domestic Partner
. “Domestic Partner” means the person designated in a manner and form satisfactory to the Administrator as the Participant’s domestic partner with respect to eligibility for company‑provided benefits.
24.Early Retirement
. “Early Retirement” means a Participant’s Separation From Service upon or after the Participant’s attainment of Early Retirement Age and prior to the Participant’s attainment of Normal Retirement Age but excluding a Separation From Service for Cause.
25.Early Retirement Age
. “Early Retirement Age” means age 53.
26.Early Retirement Date
. “Early Retirement Date” means the date of a Participant’s Early Retirement.
27.Effective Date
. “Effective Date” means January 1, 2008.
28.Eligible Employee
. “Eligible Employee” means an Employee who is appointed to the office of Executive Vice President of the Company or to a position superior to that of Executive Vice President of the Company.
29.Employee
. “Employee” means an individual who renders services to the Employer (or who has rendered services to the Employer but is currently subject to an Impairment) as a common-law employee.
30.Employer
. “Employer” means the Company and its Affiliates.
31.Employment
. “Employment” means the period or periods during which a Participant is an Employee of the Employer and has not experienced a Separation From Service.
32.Equity Plan
. “Equity Plan” means the 2006 Equity Incentive Plan, as may be amended from time to time, or such other equity plan of the Company as the Committee may designate from time to time.
33.ERISA
. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.

34.ESRP Share Award
. “ESRP Share Award” has the meaning set forth in Section 4.1(b).
35.Fair Market Value
. “Fair Market Value” of a share of Stock on any given day shall mean closing price per share of Stock on the New York Stock Exchange, on the date as of which such value is being determined or, if there shall be no sale on that date, then on the basis of the closing price per share of Stock on the nearest date before the date on which such value is being determined.
36.FICA Amount
. “FICA Amount” shall mean the amount of Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on compensation under the Plan.
37.Final Company Credit
. “Final Company Credit” has the meaning set forth in Section 4.1(a)(iii).
38.Impairment.
“Impairment” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.
39.Investment Earnings/Losses
. “Investment Earnings/Losses” means the amounts that would have been realized had an amount deferred hereunder actually been invested in the Investment Option or Options selected by a Participant during the effectiveness of such selections.
40.Investment Election Form
. “Investment Election Form” means such form or other means designated by the Company from time to time by which a Participant elects the Investment Options in which the Participant’s Account is deemed to be invested in accordance with Section 4.2.
41.Investment Options
. “Investment Options” means the Default Investment Option and such other investment options as selected from time to time by the Committee that are used as hypothetical investment options among which the Participant may allocate all or a portion of his or her Account.
42.Normal Retirement
. “Normal Retirement” means a Participant’s Separation From Service upon or after the Participant’s Normal Retirement Age, other than a Separation From Service for Cause.
43.Normal Retirement Age
. “Normal Retirement Age” means age 65.
44.Normal Retirement Date
. “Normal Retirement Date” means the date of a Participant’s Normal Retirement.
45.Operating Group Participant
. “Operating Group Participant” means, in respect of a Plan Year, an Active Participant who is identified in the records of the Committee as being a member of the Company’s Operating Group during the Plan Year (or a portion thereof) or otherwise designated by the Committee to be a member of the Operating Group.

46.Participant
. “Participant” means an Active Participant or a Separated Participant (for so long as he or she is receiving a distribution of Supplemental Benefits under the Plan).
47.Plan
. “Plan” means this State Street Corporation Executive Supplemental Retirement Plan (including the Exhibits and Schedules hereto and the Committee actions referenced herein), as the same may be amended from time to time in accordance with the terms hereof.
48.Plan Year
. “Plan Year” means the calendar year.
49.Prior Plan
. “Prior Plan” means the terms of the Plan (formerly known as the “State Street Corporation Supplemental Defined Benefit Pension Plan”) in effect immediately prior to the Effective Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to the Plan.
50.Reference Date
. “Reference Date” means, effective for all determinations made on or after October 1, 2012, a date that is as soon as administratively feasible but no later than 5 business days prior to each applicable payment date specified in Section 4.4; provided that if a Reference Date is not a Business Day, such Reference Date shall be deemed to be the immediately following Business Day.
51.Retirement
. “Retirement” means Normal Retirement or Early Retirement.
52.Retirement Date
. “Retirement Date” means the date of a Participant’s Normal Retirement or Early Retirement, as applicable.
53.Schedule
. “Schedule” means, in the case of any Participant to whom the “separate rule” provisions of Section 3.2(c) below apply, an attachment to the Plan or a separate action of the Committee duly recorded in the Committee’s records that sets forth identifying information concerning the separate rules applicable to such Participant.
54.Section 409A
. “Section 409A” means Section 409A of the Code and the applicable rulings, regulations and guidance promulgated thereunder, as each may be amended or issued from time to time.
55.Section 409A Compliance
. “Section 409A Compliance” has the meaning set forth in Section 7.1.
56.Separated Participant
. “Separated Participant” means an Active Participant who has experienced a Separation From Service, Total Disability or death.
57.Separation From Service
. “Separation From Service” means a separation from service with the Employer for purposes of Section 409A within the meaning of the default rules of Treasury Regulation Section 1.409A-(h)(1) and correlative terms shall be construed to have a corresponding meaning; provided that in the event that an

Active Participant is absent from work due to an Impairment, other than a Total Disability, where such Impairment causes the Participant to be unable to perform the duties of his position or any substantially similar position of employment, the Participant shall incur a Separation From Service 29 months after the date on which the Participant was first Impaired. Notwithstanding the foregoing, if an Active Participant would otherwise incur a Separation From Service in connection with a sale of assets of the Company, the Committee shall retain the discretion to determine whether a Separation From Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4).
58.Service
. “Service” means, effective for all determinations made on or after August 1, 2012, a Participant’s years (and fraction thereof) of service with the Employer for vesting and eligibility (as determined under the terms of the Basic Plan as in effect on the Effective Date). For the avoidance of doubt, for any Participant who was terminated at any time and subsequently rehired on or after August 1, 2012, only Service after rehire will be counted.
59.Spouse
. “Spouse” means the individual (if any) who is legally married to the Participant at the time that payment of the Participant’s Supplemental Benefits commences or at death if death occurs prior to such benefit commencement date.
60.Stock
. “Stock” means common stock of the Company, par value $1.00 per share.
61.Supplemental Benefits
. “Supplemental Benefits” means Supplemental Defined Benefits and/or Supplemental Defined Contribution Benefits.
62.Supplemental Defined Benefit
. “Supplemental Defined Benefit” means the benefits provided under Exhibit A and Exhibit B to the Plan and any Schedule to the Plan.
63.Supplemental Defined Contribution Benefit
. “Supplemental Defined Contribution Benefit” means the benefits provided under Article IV of this Plan.
64.Top Hat Plan
. “Top Hat Plan” means an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of management or highly compensated Employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
65.Total Disability
. “Total Disability” or “Totally Disabled” means (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) a Participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, of income replacement benefits for a period of not less than six months under an accident and health plan covering Employees of the Employer.
66.Transition Participant

. “Transition Participant means a Continuing Participant (i) who, as of the Effective Date, (x) was at least age 50 and (y) has been employed with the Employer for at least five years as an Executive Vice President (or superior position) or (ii) who is otherwise identified as a Transition Participant in the records of the Committee.
67.Treasury Regulations
. “Treasury Regulations” means the regulations adopted by the Internal Revenue Service under the Code, as they may be amended from time to time.

ARTICLE 3	Participation
.
1.Eligibility
. Subject to Section 3.2, all Eligible Employees shall participate in the Plan unless the Committee specifies otherwise in a particular case. The Committee may designate other Employees as eligible to participate in the Plan, but only if they are management or highly compensated employees as those terms are used in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
2.Participation
.
(a)Continuing Participants shall continue to participate under the Plan in accordance with the terms hereof.
(b)Except as otherwise provided by the Committee, each Eligible Employee who became an Eligible Employee on or after January 1, 2007 and who is not a Continuing Participant shall become an Active Participant upon the earlier of the (i) Effective Date and (ii) the effective date of his or her becoming an Eligible Employee.
(c)The Committee may determine that separately applicable rules (or exceptions to the generally applicable rules) (the “separate rules”) shall apply to certain Participants. Such Participants and the relevant separate rules are set forth on Exhibits A and B to the Plan and in any Schedules to the Plan. With respect to any such Participant, the separate rules applicable to such Participant shall be treated as part of the Plan, shall be incorporated herein by reference, and shall apply, in a manner that results in Section 409A Compliance, in lieu of the generally applicable rules set forth below to the extent of any inconsistency.
(d)Participation in the Plan as an Active Participant is terminable by the Committee, in its discretion, upon written notice to the Active Participant, and such termination of participation shall be effective as of the date contained therein, but in no event earlier than the date of such notice; provided, however, that such termination of participation may not reduce or adversely affect an Active Participant’s accrued benefit for which the Active Participant has satisfied the age and service requirements of Section 3.3 hereunder.

3.Age/Service Requirements for Supplemental Benefits Upon Retirement
.
(a)    Any Participant who became an Eligible Employee before August 1, 2012 shall be eligible to receive a Supplemental Benefit in connection with Retirement only if he or she has (i) attained Early Retirement Age and (ii) satisfied the “rule of 60” (age plus completed years of Service must equal at least 60).

(b)    Any Participant hired or rehired, or first elected an Executive Vice President (or to a superior position), on or after August 1, 2012, shall be eligible to receive a Supplemental Benefit in connection with Retirement only if he or she has (i) attained Early Retirement Age, (ii) satisfied the “rule of 60” (age plus completed years of Service must equal at least 60), and (iii) has completed a minimum of 5 years of Service..
4.Supplemental Benefits Upon Death
. In the event of an Active Participant’s death prior to satisfying the age and service requirement of Section 3.3, the Supplemental Benefits set forth in Section 4.4(b) and, if applicable, Section A.2.4 of Exhibit A, shall be payable to the Participant’s designated Beneficiary.
5.Supplemental Benefits Upon Total Disability
. In the event that an Active Participant becomes Totally Disabled prior to meeting the age and service requirements set forth in Section 3.3, the Supplemental Benefits set forth in Section 4.4(c) and, if applicable, Section A.2.5 of Exhibit A, shall be payable to the Participant.
6.Forfeiture
.
(a)Failure to Satisfy Age/Service Requirements. In the event of a Participant’s Separation From Service prior to satisfying the age and service requirements of Section 3.3, such Participant shall forfeit his or her right to receive any and all Supplemental Benefits set forth in this Plan. For the avoidance of doubt, if a Participant is rehired by the Employer, the Supplemental Benefits forfeited upon such Participant’s Separation From Service shall remain forfeited.
(b)Nonsolicitation/Noncompetition. Notwithstanding any other provisions hereof, all payments of Supplemental Benefits shall immediately cease and neither Participant nor his or her Spouse, nor any other Beneficiary of the Participant shall receive any benefits hereunder if the Participant, without the prior written consent of the Committee, engages, either directly or indirectly, in any of the activities described in subparagraph (i), (ii) or (iii) below within two years after his or her Separation From Service:

(i)
solicitation of the employment or retention of any person whom the Employer has employed or retained during the two‑year period prior to the Participant’s Separation From Service. For purposes of the foregoing sentence, a person retained by the Employer means anyone who has rendered substantial consulting services to the Employer and has thereby acquired material confidential information concerning any aspect of the Employer’s operations;

(ii)
any sale, offer to sell or negotiation with respect to orders or contracts for any product or service similar to or competitive with a product or service or any equipment or system containing any such product or service sold or offered by the Employer, other than for the Employer’s account, during the two‑year period after the Participant’s Separation From Service, to or with anyone with whom the Employer has so dealt or anywhere in any state of the United States or in any other country, territory or possession in which the Employer has, during said period, sold, offered or negotiated with respect to orders or contracts for any such product, service, equipment or system; or

(iii)	ownership of any direct or indirect interest (other than a less-than-one-percent stock interest in a corporation) in, or affiliation with, or rendering any services for, any person or business entity which engages, during the two‑year period after the Participant’s Separation From Service, either directly or indirectly, in any of the activities described in subparagraph (i) or (ii) above.
ARTICLE 4Supplemental Defined Contribution Benefits
.
1.Company Credits
.
(a)Generally. For Plan Years commencing on and after the Effective Date, an Active Participant shall be entitled to receive Company Credits as follows:

(i)
An Active Participant who was a Participant for an entire Plan Year shall receive a Company Credit in the amount of $200,000 on the Annual Credit Date for the Plan Year to his or her Account; provided, however, that the Company Credit received under this Section 4.1(a)(i) for the 2013 Plan Year shall be in the amount of $100,000 and shall not be provided to an Active Participant who is an Operating Group Participant; provided, further, there shall be no Company Credit under this Section 4.1(a)(i) for any Participant for the 2015 Plan Year.

(ii)
An Active Participant who became an Active Participant during a Plan Year shall receive for such Plan Year a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Active Participant, and the denominator of which is twelve; provided, however, that the Company Credit received under this Section 4.1(a)(ii) for the 2013 Plan Year shall be equal to the product of (x) $100,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Active Participant but not an Operating Group Participant, and the denominator of which is twelve; provided, further, there shall be no Company Credit under this Section 4.1(a)(ii) for any Participant for the 2015 Plan Year. Any such Company Credit shall be credited to the Active Participant’s Account on the Annual Credit Date for the relevant Plan Year.

(iii)
An Active Participant who becomes a Separated Participant due to Retirement, death or Total Disability during a Plan Year shall receive a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when such Participant was an Active Participant prior to (I) the Active Participant’s Retirement Date, (II) the date of the Active Participant’s death or (III) the date the Active Participant became Totally Disabled, as applicable, and the denominator of which is twelve; provided, however, that the Company Credit received under this Section 4.1(a)(iii) for the 2013 Plan Year shall be equal to the product of (x) $100,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when such Participant was an Active Participant but not an Operating Group Participant prior to (I) the Active Participant's Retirement Date, (II) the date of the Active Participant's death or (III) the date the Active

Participant became Totally Disabled, as applicable, and the denominator of which is twelve) ; provided, further, there shall be no Company Credit under this Section 4.1(a)(iii) for any Participant for the 2015 Plan Year. Any such prorated Company Credit shall be credited to the Participant’s Account on the last Business Day of the month in which the Participant’s Retirement, death or Total Disability occurred (the “Final Credit Date”).
(b)Operating Group Participants. An Operating Group Participant shall be entitled to receive the following for Plan Years commencing on and after the Effective Date:

(i)
An Active Participant who is an Operating Group Participant for an entire Plan Year shall be granted on the Annual Credit Date for such Plan Year a deferred share unit award under the Equity Plan (an “ESRP Share Award”) with a Fair Market Value on such Annual Credit Date equal to $200,000; provided, however, there shall be no ESRP Share Award under this Section 4.1(b)(i) for the 2015 Plan Year. The terms of the ESRP Share Award shall, in a manner that results in Section 409A Compliance, provide that the award will vest in accordance with Section 4.3 of the Plan and the underlying shares of Stock will be settled to the Operating Group Participant in accordance with Section 4.4 of the Plan, subject, in each case, to Section 7 of the Equity Plan or any successor provision. In addition, the ESRP Share Award shall provide for dividend equivalents. The other terms of the ESRP Share Award shall be governed by the Equity Plan.

(ii)
An Active Participant who is an Operating Group Participant for a portion of a Plan Year, other than an Active Participant who becomes a Separated Participant during the Plan Year, shall receive an ESRP Share Award with a Fair Market Value on such Annual Credit Date equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Operating Group Participant and the denominator of which is twelve; provided, however, there shall be no ESRP Share Award under this Section 4.1(b)(ii) for the 2015 Plan Year. Any such ESRP Share Award shall be granted to the Active Participant on the Annual Credit Date for the relevant Plan Year.

(iii)
An Active Participant who becomes a Separated Participant due to Retirement, death or Total Disability during a Plan Year at a time when he/she is an Operating Group Participant, shall not be entitled to an ESRP Share Award in respect of such Plan Year but instead for the period of the Plan Year, if any, when the Active Participant was an Operating Group Participant shall be entitled to receive a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when the Active Participant was an Operating Group Participant prior to (I) the Operating Group Participant's Retirement Date, (II) the date of the Operating Group Participant's death or (III) the date the Operating Group Participant became Totally Disabled, as applicable, and the denominator of which is twelve; provided, however, there shall be no Company Credit under this Section 4.1(b)(iii) for the 2015 Plan Year. Any such prorated Company Credit shall be credited to the Participant's Account on the Final Credit Date.

For the avoidance of doubt, an Operating Group Participant shall also be entitled to Company Credits pursuant to Section 4.1(a); provided, however that for the 2013 Plan

Year, an Operating Group Participant shall not be entitled to Company Credits pursuant to Section 4.1(a) for any period during a Plan Year when the Active Participant was an Operating Group Participant; provided, further, there shall be no Company Credit under Section 4.1(a) for any Participant for the 2015 Plan Year.
(c)Transition Participants. Notwithstanding Section 4.1(a) and Section 4.1(b) above, Company Credits (including any Final Company Credits) shall not be credited to the Account of a Transition Participant and ESRP Share Awards shall not be granted to a Transition Participant in respect of any period commencing prior to the Freeze Date applicable to the Transition Participant. A Transition Participant shall continue to earn a Supplemental Defined Benefit in accordance with the relevant terms of the Plan (including any Schedules hereto) until the Freeze Date applicable to the Transition Participant.
(d)Adjustment by Committee. Notwithstanding anything to the contrary in Section 4.1(a) and 4.1(b) above, the Committee shall have the discretion to adjust, in a manner that results in Section 409A Compliance: (i) the amount of a Company Credit (including any Final Company Credits or ESRP Share Award credited or granted, as applicable, in respect of a Participant’s status as an Active Participant or an Operating Group Participant for a portion of a Plan Year); and (ii) the medium of settlement of an ESRP Share Award, in each case, to the extent necessary to avoid adverse tax consequences to an Operating Group Participant; provided, however, that in no event shall such adjustment diminish the economic benefit to the Participant of a Company Credit or an ESRP Share Award without the Participant’s consent.
2.Accounts
.
(a)Generally. An Account shall be established and maintained under the Plan on behalf of each Participant. The Account shall track the Company Credits (including any Final Company Credits), Investment Earnings/Losses, distributions or other elections applicable to such accounts. The Account shall have subaccounts, established and maintained as appropriate to reflect the Company Credits and Investment Option(s) selected by the Participant.
(b)Crediting/Debiting of Account. A Company Credit (including any Final Company Credits) shall be credited to a Participant’s Account in accordance with the Administrative Procedures; provided that a Company Credit shall not be credited or debited with Investment Earnings/Losses prior to the applicable Credit Date for such Company Credit. A Participant’s Account shall be credited or debited with Investment Earnings/Losses based upon the Investment Options selected by the Participant pursuant to Section 4.2(c) and in accordance with the Administrative Procedures.
(c)Election of Investment Options. A Participant shall elect, in accordance with the Administrative Procedures, one or more Investment Option(s) from a menu of Investment Options provided by the Committee to be used to determine Investment Earnings/Losses credited or debited to his or her Account. A Participant may reallocate the existing balance of his or her Account among the available Investment Options and change Investment Options with respect to future deferrals under the Plan in accordance with the Administrative Procedures. In the event that a Participant fails to select one or more Investment Options for all or a portion of his or her Account (including in the situation where the Investment Option is discontinued and the Participant fails to designate an alternative in accordance with the Administrative Procedures), such amounts shall be deemed invested in the Default Investment Option. Notwithstanding the foregoing, the Final Company Credits credited to the Account of a Participant on the Final Credit Date in connection with his or her death or Total Disability shall not be deemed invested in any Investment Option.

(d)Investment Options. The Committee shall select the Investment Options. The Committee shall be permitted to add, remove or change Investment Options, as it deems appropriate; provided that any such addition, deletion or change shall not be effective with respect to any period prior to the effective date of the change. Each Participant, as a condition to his or her participation in the Plan, agrees to indemnify and hold harmless the Committee, the Administrator and the Company, and their agents and representatives, from any losses or damages of any kind relating to the Investment Options made available hereunder.
(e)Crediting or Debiting Method. The performance of each elected Investment Option (either positive or negative) will be determined based on the performance of the actual Investment Option. A Participant’s Account shall be credited or debited with Investment Earnings/Losses as determined by the Administrator in accordance with the Administrative Procedures. The Administrator shall establish procedures for valuing the balance of a Participant’s Account, from time to time, including upon distribution, in accordance with the Administrative Procedures.
(f)No Actual Investment. Notwithstanding any other provision of the Plan, the Investment Options are to be used for measurement purposes only, and a Participant’s election of any such Investment Options and the crediting or debiting of Investment Earnings/Losses to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Investment Options. In the event that the Company decides to invest funds in any or all of the Investment Options, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company.
3.Vesting
.
(a)Generally. An Active Participant shall commence vesting in his or her Account on the date that the Active Participant (i) attains Early Retirement Age and (ii) satisfies the requirements under Section 3.3 (the “Age/Service Requirements for Supplemental Benefits Upon Retirement Date”). An Active Participant shall vest on a cumulative basis in one-third (33.3%) of his or her Account on the Account Vesting Date, and each of the Active Participant’s first two birthdays immediately subsequent to the Account Vesting Commencement Date. Notwithstanding the foregoing, a Continuing Participant who was first elected an Executive Vice President (or to a superior position) prior to March 1, 2000 shall immediately vest in full in his or her Account on the date such Continuing Participant attains Early Retirement Age.
(b)Death. In the event of an Active Participant’s death, the Active Participant shall become fully vested in his or her Account effective as of the date of the Active Participant’s death.
(c)Total Disability. If an Active Participant becomes Totally Disabled, the Active Participant shall become fully vested effective as of the date the Active Participant became Totally Disabled.
4.Distribution
.
(a)Retirement.

(i)
Upon an Active Participant’s Retirement, the vested balance of the Participant’s Account, other than the ESRP Share Award if applicable, shall be payable to the Participant in cash in three installment payments. The amount of each cash installment payment shall be the amount determined by multiplying the value of a Participant’s Account, other than the ESRP Share

Award if applicable, calculated as of the close of business on the applicable Reference Date by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments due to the Participant. The installment payments shall be made on the following dates: (I) the first Business Day of the month coinciding with or following the date that is six months after the Participant’s Retirement Date; (II) the first Business Day of the month coinciding with or following the first anniversary of the Participant’s Retirement Date; and (III) the first Business Day of the month coinciding with or following the second anniversary of the Participant’s Retirement Date, or, in each case, as soon as administratively feasible thereafter in a manner that is consistent with Section 409A Compliance.

(ii)
Upon an Active Participant’s Retirement, the vested balance of the Participant’s ESRP Share Award if applicable shall be distributed to the Participant in the form of shares of Stock, also in three installment payments. The number of shares in any installment payment of an ESRP Share Award if applicable shall the total number of shares under such Award remaining unpaid on the applicable Reference Date multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments due to the Participant. The installment payments shall be payable on the following dates: (I) the first Business Day following the date that is six months after the Participant’s Retirement Date, (II) the first Business Day coinciding with or following the first anniversary of the Participant’s Retirement Date, and (III) the first Business Day coinciding with or following the second anniversary of the Participant’s Retirement Date, or, in each case, as soon as administratively feasible thereafter in a manner that is consistent with Section 409A Compliance.

(b)Death.

(i)
Upon the death of an Active Participant, the balance of the Active Participant’s Account, calculated as of the close of business on the Reference Date, shall be paid to the Active Participant’s Beneficiary in a single lump sum cash distribution within 90 days following the date of the Active Participant’s death.

(ii)
Upon the death of a Separated Participant, the Committee shall commute any or all remaining payments to the Separated Participant’s Beneficiary by paying the remaining balance of the Separated Participant’s Account, calculated as of the close of business on the Reference Date, in a single lump sum cash distribution within 90 days following the date of the Separated Participant’s death.

(c)Total Disability. Upon the Total Disability of an Active Participant, the balance of the Active Participant’s Account, , including the ESRP Share Award if applicable, calculated as of the close of business on the Reference Date, shall be paid to the Active Participant in a single lump sum cash distribution as soon as administratively feasible following the date on which the Active Participant becomes Totally Disabled, and in any event by the later of (I) the fifteenth day of the third month following the date on which the Participant becomes Totally Disabled, or (II) the end of the calendar year in which the Participant becomes Totally Disabled, in a manner that is consistent with Section 409A Compliance, provided the Active Participant has remained Totally Disabled through the date of payment.
ARTICLE 5Special Payment Rules
.
1.Delay in Payment
. Notwithstanding anything in the Plan to the contrary, neither the Committee nor the Administrator shall have the discretionary authority to delay payment of Supplemental Benefits, except to the extent that the Administrator determines, in its discretion, that any such delay can be effected in a manner that results in Section 409A Compliance (as hereinafter defined). Without limiting the generality of the foregoing, payment of the Supplemental Benefits may be delayed, at the discretion of the Committee or Administrator, to the extent that the Committee or the Administrator reasonably anticipates that (i) if payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code, or (ii) payment of the Supplemental Benefits would violate federal securities laws or other applicable law. Payment of any amount delayed pursuant to this Section 5.1 shall earn interest at the then prevailing applicable federal rate provided for in Section 7872(f)(2)(A) of the Code and made in a manner that results in Section 409A Compliance.
2.Acceleration of Payment
.
(a)Notwithstanding anything in the Plan to the contrary, neither the Committee nor the Administrator shall have the discretionary authority to accelerate payment of any Supplemental Benefits except as set forth in the remainder of this Section 5.2(a) or to the extent the Committee or the Administrator determines, in its discretion, that any such acceleration may be effected in a manner that results in Section 409A Compliance.
(b)The Administrator may, in a manner that results in Section 409A Compliance, determine to accelerate the time or schedule of a Participant’s distribution to pay (i) the FICA Amount and/or (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount (and any additional tax due as a result of such payment). The total amount accelerated under this Section 5.2(b) may not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.
(c)The Administrator may, in a manner that results in Section 409A Compliance, determine to accelerate the time or schedule of a Participant’s distribution if at any time the Plan, as applicable to such Participant, fails to meet the requirements of Section 409A of the Code and the corresponding Treasury Regulations. Such amount may not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code and the corresponding Treasury Regulations.
3.No Suspension of Payment
. Notwithstanding anything to the contrary in the Plan, in the event (i) a Separated Participant is subsequently rehired by the Employer or (ii) a Separated Participant who was Totally Disabled subsequently recovers and recommences performing services for the Employer, the payment of such Separated Participant’s Supplemental Benefits accrued prior to such Separation From Service or Total Disability shall not be suspended or otherwise delayed.
4.Designation of Taxable Year
. In no event may any Participant or any Beneficiary designate the taxable year of payment of any Supplemental Benefits. The timing of payment of a Participant’s Supplemental Benefits shall be determined by the Committee, in its sole discretion, in accordance with the provisions of the Plan and in a manner that results in Section 409A Compliance.

ARTICLE 6	Administration
.
1.Authority of the Committee
.

(a)
Authority of the Committee. The Administrator of the Plan shall be the Committee. The Administrator shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. The Administrator shall establish such rules and procedures, maintain such records and prepare such reports as it considers to be necessary or appropriate to carry out the purposes of the Plan. As the Administrator, the Committee’s powers and duties shall include, but shall not be limited to, permitting the acceleration of vesting in individual cases in its sole and exclusive direction.

(b)
Authorized Person. Except as the Committee may otherwise determine, the Authorized Person shall be the Executive Vice President-Global Human Resources, as from time to time in office, and his or her delegates. The Authorized Person shall have the power and responsibility to (i) undertake routine administrative tasks related to the Plan, (ii) make amendments to the Plan (in general or with respect to one or more individual Participants or Beneficiaries) that are administrative in nature and that do not materially increase the financial obligations of the Employer, and (iii) add, remove or change investment options (including with respect to balances already notionally invested) under the Plan. References to “Committee” in Sections 6.2, 6.3 and 6.4 below shall be deemed to include the Authorized Person acting within the scope of his or her responsibilities as described in the immediately preceding sentence.

(c)
Notwithstanding any other provision in this Section, no individual acting, directly or by delegation (including, for the avoidance of doubt, the Authorized Person), as the Administrator may determine his or her own rights or entitlements under the Plan.

2.Outside Services
. The Committee may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Committee may deem necessary or appropriate in the administration of the Plan. The Committee shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected by the Company in any action, determination, or omission made in good faith.
3.Decisions Binding
. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and any rules or guidelines made in connection with the Plan shall be final, binding and conclusive upon all persons and entities having or claiming any interest in the Plan.
4.Indemnity of Committee

. The Company shall indemnify and hold harmless the Committee and its individual members against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan.
5.Cost of Administration
. The Company shall bear all expenses of administration of the Plan.

ARTICLE 7	Amendment and Termination
.
1.Amendment/Termination of Plan
. Subject to Section 7.2 below, the Company hereby reserves the right to amend, modify or terminate the Plan at any time by action of a majority of the members of the Committee. In addition, the Authorized Person shall have the right at any time and from time to time to make amendments to the Plan as specified in Section 6.1(b). Except as described below in this Article 7, no such amendment or termination shall in any material manner reduce or adversely affect any Participant’s accrued benefit without the consent of the Participant. Upon termination of the Plan, payment of a Participant’s Supplemental Benefits shall be made in accordance with the terms of the Plan and the elections in effect prior to such termination, unless the Board or the Committee, in its discretion, determines to accelerate payment, and such acceleration may be effected in a manner that will not cause any Participant or Beneficiary to recognize income for U.S. federal income tax purposes prior to the time of a distribution of Supplemental Benefits or to incur interest or additional tax under Section 409A (“Section 409A Compliance”).
2.Termination of Participant Interests
. The Plan is intended to be a Top Hat Plan and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA. Accordingly, subject to Section 7.1 above, the Board may terminate the Plan and commence termination distributions for all or certain Participants, or remove certain Employees as Participants, if it is determined by the United States Department of Labor, or a court of competent jurisdiction, that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. If distribution is commenced pursuant to the operation of this Article 7, the payment of such amounts shall be made consistent with Section 7.1.

ARTICLE 8	Miscellaneous
.
1.Claims
. If a Participant or his or her Beneficiary or the authorized representative of one of the foregoing (hereinafter, the “Claimant”) does not receive the timely payment of the benefits which he or she believes are due under the Plan, the Claimant may make a claim for benefits in accordance with the Claims Procedures set forth on Exhibit C to this Plan. Notwithstanding Section 7.1, the Claims Procedures may be amended by the Administrator from time to time.
2.Unfunded Plan
. It is intended that this Plan’s status as a Top Hat Plan shall not be adversely affected by the establishment of any trust pursuant to Section 8.4.
3.Unsecured General Creditor
. No Participant, nor any Spouse, Domestic Partner or other Beneficiaries of a Participant, shall have any legal or equitable right, interest or claim in any property or assets of the Employer, other than that of an unsecured general creditor of the Employer. Without limiting the generality of the foregoing, no such person shall have any right, claim or interest in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. Except as provided in Section 8.4, such policies, annuity contracts or other assets of the Employer shall not be held under any trust for the benefit of a Participant, his or her Beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Employer under this Plan. The Employer’s assets shall be, and shall remain for purposes of this Plan, the general assets of the Employer. The Employer’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.
4.Trust Fund
. At its discretion and in a manner intended to result in Section 409A Compliance, the Employer may establish one or more grantor trusts, with such trustees as the Committee may approve, for the purpose of providing for the payment of benefits under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s general creditors in the event of bankruptcy or insolvency of the grantor. To the extent any benefits provided under this Plan are actually paid from any such trust, the Employer shall have no further obligation with respect to the benefits so paid, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.
5.Nonassignability
. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
6.Not a Contract of Employment
. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and any Participant, and the Participants (and a Participant’s Spouse, Domestic Partner or other Beneficiaries) shall have no rights against the Employer except as may otherwise be specially provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge any Participant at any time.
7.Validity
. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced, in a manner intended to result in Section 409A Compliance, as if such illegal and invalid provision had never been inserted herein.
8.Incompetency
. If the Committee determines in its discretion that a payment under the Plan is to be paid to a minor, a person declared incompetent or a person incapable of handling the disposition of such person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
9.Successors
. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns, and the Employer shall require all its successors and assigns to expressly assume its obligations hereunder. The term “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer.
10.Tax Withholdings
. The Employer shall have the right to deduct from payments made pursuant to the Plan amounts sufficient to satisfy federal, state and local income and/or employment tax withholding requirements.
11.Governing Law
. The provisions of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts except as preempted by federal law.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officer on the 22nd day of December, 2014.

State Street Corporation

by ___/s/ Todd Gershkowitz_________

    Todd Gershkowitz
Executive Vice President
Head of Global Total Rewards
k

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NYDOCS01/1173495.8
44
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document property name.
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NYDOCS01/1173495.8

EXHIBIT A

The terms and conditions in this Exhibit A shall apply to the Supplemental Defined Benefits of Continuing Participants. Except as otherwise defined in this Exhibit A, capitalized terms shall have the meaning given to such terms in Article 2 of the Plan.
Article A.1    Definitions.
A.1.1    Actuarially Equivalent
. A benefit is “Actuarially Equivalent” to or the “Actuarial Equivalent” of a benefit payable in a different form or at a different time if the two benefits are of actuarially equivalent value as determined by the Administrator in Section 409A Compliance based upon a computation by an actuary chosen by the Administrator using the actuarial assumptions with respect to the Basic Plan.
A.1.2    Additional Company Benefit
. “Additional Company Benefit” means the annual Employer-provided retirement supplemental benefits, in each case expressed in the form of a single life annuity, as determined by the Administrator, that are payable to a Continuing Participant at age 65 under the Additional Company Benefit Plans applicable to the Continuing Participant, if any, determined as follows:

(i)
if the Additional Company Benefit Plan is a defined benefit or funded retirement plan, the retirement benefit shall be the Continuing Participant’s benefit accrued as of December 31, 2007, where such accrued benefit includes future cost of living increases at 3.25% from December 31, 2007 through age 65 and reduced to an Actuarially Equivalent non-escalating life annuity (where such escalation would be assumed at 3.25%); and

(ii)
if the Additional Company Benefit Plan is a defined contribution retirement plan, the retirement benefit shall be a projected benefit at age 65, based on the Continuing Participant’s account balance thereunder as of December 31, 2007, assuming 7.0% annual returns, and converted to an age 65 annuity using mortality and interest rates under Section 417(e) of the Code in effect on the applicable Freeze Date.

A.1.3    Additional Company Benefit Plans
. “Additional Company Benefit Plans” means the following Employer-sponsored retirement benefit plans and any other Employer-sponsored Company plan so designated by the Committee:

(iii)	Mandatory Provision Fund - Dresdner RCM MPF Plan (Hong Kong);

(iv)	State Street Superannuation Plan (Australia);

(v)	State Street Switzerland Pension Plan for Senior Management; and

(vi)	State Street UK Pension & Life Assurance Plan.
A.1.4    Basic Plan Offset
. “Basic Plan Offset” means the annual benefit, expressed in the form of a single life annuity as determined by the Administrator payable to a Continuing Participant from the Basic Plan that is the greater of (i) the Continuing Participant’s Grandfathered Benefit (as defined under Section 4.6 of the Basic Plan), if any, thereunder payable at age 65 or (ii) the Continuing Participant’s Cash Balance Benefit (as defined under the Basic Plan) based on the Continuing Participant’s account balance as of December 31, 2007 projected to age 65, assuming a 5% interest rate, and converted to an age 65 annuity using mortality and interest rates under Section 417(e) of the Code in effect on the Freeze Date; provided, however, that the Cash Balance Account of a Transition Participant under the foregoing clause (ii) shall be increased on a notional basis until the Freeze Date applicable to the Transition Participant by deemed Basic Credits (as defined under the Basic Plan) that would have been contributed to the Cash Balance Account of the Transition Participant pursuant to Section 4.4 of the Basic Plan had the Basic Plan not been frozen and credited with 5% interest. For the avoidance of doubt, any Basic Credits under Section 4.4(b) of the Basic Plan credited to the Cash Balance Account of a Continuing Participant shall not be included in the Basic Plan Offset.
A.1.5    Earnings
. “Earnings” means the following:

(a)
For years prior to 2007, a Continuing Participant’s annualized rate of base salary as of January 1 of that year and annual incentive compensation under the Employer’s annual incentive plan relating to performance in the prior fiscal year, regardless of when paid.

(b)
For 2007 and any year thereafter including the applicable Freeze Date, a Continuing Participant’s annualized rate of base salary as of January 1 of that year and annual incentive compensation awards under the incentive plan applicable to the Continuing Participant relating to performance in the prior fiscal year and, in the case of members of the Operating Group, the annual incentive compensation awarded or paid under the Senior Executive Annual Incentive Plan (“SEAIP”) or any successor thereto, regardless of whether or when awarded or paid.

(c)
In lieu of other amounts, the calculation of the amount of annual incentive award to be included for purposes of determining “Earnings” through January 1, 2008, with respect to a Continuing Participant who was employed by SSgA in an SSgA Plan shall be the lesser of (i) his or her actual annual incentive cash bonus or (ii) the percentage of base pay earned for the respective year as determined by the Administrator and recorded in the records of the Company.

(d)	For the avoidance of doubt, prior to January 1, 2007, “Earnings” shall not include any long‑term incentive awards.
A.1.6    Final Average Earnings
. “Final Average Earnings” means, for any Continuing Participant, the average annual Earnings amount obtained by averaging the Continuing Participant’s Earnings over the five‑consecutive‑year period during the last ten years of such Continuing Participant’s Employment ending with the applicable Freeze Date which yields the highest such annual average. A Continuing Participant’s annual Earnings after the applicable Freeze Date shall not be taken into account for any purpose under the Plan.
A.1.7    Freeze Date
. “Freeze Date” means (i) with respect to a Continuing Participant other than a Transition Participant, the Effective Date; and (ii) with respect to a Transition Participant, (x) January 1, 2010 or (y) such other date as may be specified in a schedule to this Exhibit A.
A.1.8    Indexing End Date

. “Indexing End Date” means, with respect to a Continuing Participant, the first to occur of (i) the date of the Continuing Participant’s Separation From Service, Total Disability or death or (ii) December 31, 2017.
A.1.9    MSRP Benefit
. “MSRP Benefit” means the annual retirement supplemental benefits, expressed in the form of a single life annuity as determined by the Administrator, that are payable to a Continuing Participant under the State Street Corporation Management Supplemental Retirement Plan (the “MSRP”) of (i) the Continuing Participant’s Grandfathered Benefit (as provided under the MSRP), if any, thereunder payable at age 65 or (ii) the Continuing Participant’s Cash Balance Account (as provided under the MSRP) based on the Continuing Participant’s account balance as of December 31, 2007 projected to age 65, assuming a 5% interest rate, and converted to an age 65 annuity using mortality and interest rates under Section 417(e) of the Code in effect the applicable Freeze Date; provided, however, that the Cash Balance Account of a Transition Participant under the foregoing clause (i) shall be increased on a notional basis until the Freeze Date applicable to the Transition Participant by deemed Basic Credits (as provided under the MSRP) that would have been contributed to the Cash Balance Account of the Transition Participant had the MSRP not been frozen and credited with 5% interest.
A.1.10    Other Retirement Income
. “Other Retirement Income” means the sum of the following:
(e)the Basic Plan Offset; plus
(f)the MSRP Benefit; plus
(g)any Additional Company Benefit; plus
(h)any retirement income payable under plans of a Continuing Participant’s employers other than the Employer, as identified by the Administrator and recorded in the records of the Company in accordance with the Administrative Procedures and expressed in the form of a single life annuity, as determined by the Administrator in a manner that results in Section 409A Compliance.
A.1.11    SSgA
. “SSgA” means the State Street Global Advisors business unit of the Company.
A.1.12    SSgA Plans
. “SSgA Plans” means the SSgA annual incentive plan for each of the years 2003, 2004, 2005, 2006 and 2007.
Article A.2    Supplemental Defined Benefits.
A.2.1    Eligibility for Supplemental Defined Benefits.
(i)A Participant is eligible to receive a Supplemental Defined Benefit under the Plan only if he or she is a Continuing Participant. No Eligible Employee (i) who was not a Continuing Participant on December 31, 2007 or (ii) who is hired or rehired by the Employer on or after the Effective Date shall become eligible to receive a Supplemental Defined Benefit.
(j)Effective as of the applicable Freeze Date, the Supplemental Defined Benefit of a Continuing Participant shall be frozen such that (i) any annual Earnings of a Continuing Participant after the applicable Freeze Date shall not be taken into account for any purpose under the Plan and (ii) no additional Supplemental Defined Benefit shall accrue on or after the applicable Indexing End Date on behalf of a Continuing Participant or any other individual.
A.2.2    Normal Retirement
. Subject to the terms of the Plan (including this Exhibit A and Exhibit B), the annual Supplemental Defined Benefit payable to a Continuing Participant in connection with Normal Retirement, expressed as a single life annuity commencing at the later of (i) Normal Retirement Age or (ii) the Continuing Participant’s Normal Retirement Date, shall equal either (a) or (b) below, whichever shall be applicable, minus (c) below, increased by the factors in (d) below, and adjusted pursuant to (e) below:
(k)For a Continuing Participant who was first elected an Executive Vice President (or to a superior position) prior to March 1, 2000, 50% of the Continuing Participant’s Final Average Earnings.
(l)For a Continuing Participant who was first elected an Executive Vice President (or to a superior position) on or after March 1, 2000, 2.5% of the Participant’s Final Average Earnings multiplied by the Continuing Participant’s years of Service prior to the applicable Freeze Date, but not more than 20 years of such Service, shall be taken into account.
(m)Other Retirement Income, as accrued or as deemed to be accrued under the respective plans as of the earlier to occur of (i) the Freeze Date and (ii) the date of the Continuing Participant’s Separation From Service.
(n)Three percent for each whole calendar year following the applicable Freeze Date until the Continuing Participant’s Indexing End Date, plus an additional amount equal to the product of (i) the excess of whole calendar months elapsed prior to the Indexing End Date for the Plan Year in which the Indexing End Date occurs over twelve and (ii) 3%.
(o)Where the pre-offset benefit is determined under (b), the benefit amount determined by subtracting (c) from (b) and increased by (d) (the “unadjusted benefit”) shall be multiplied by (A) one‑third (33.3%) if the Continuing Participant’s Separation From Service is prior to attainment of his or her birthday next following the date (the “age/service eligibility date”) on which the Continuing Participant first satisfied the age and service requirements of Section 3.3 of the Plan; (B) two‑thirds (66.7%) if the Continuing Participant’s Separation From Service is on or after attainment of such first birthday following the age/service eligibility date, but before attainment of his or her second birthday following such date; and (C) one (100%) in every other case.
A.2.3    Early Retirement.
(p)Subject to the terms of the Plan (including this Exhibit A and Exhibit B), the annual Supplemental Defined Benefit payable in connection with Early Retirement to a Continuing Participant who on January 1, 2005 had reached the age of 55, completed ten years of Service and previously been elected an Executive Vice President (or to a superior position), expressed as a single life annuity commencing as of the Continuing Participant’s Early Retirement Date, shall equal (i) reduced by the factors in (ii), and further where:

(i)	the supplemental benefit determined under Section A.2.2 above, reduced by:

(ii)	the sum of (A) and (B) below:

(A)
.0833% for each whole calendar month by which the Continuing Participant’s Early Retirement Date commencement precedes his or her 65th birthday, excluding any period prior to the Continuing Participant’s 60th birthday; and

(B)	.2083% for each whole calendar month by which the Continuing Participant’s Early Retirement Date precedes his or her 60th birthday.

(q)Subject to the terms of the Plan (including this Exhibit A and Exhibit B), the annual Supplemental Defined Benefit in connection with Early Retirement of a Continuing Participant who as of January 1, 2005 had not both reached the age of 55 and completed ten years of Service, expressed as a single life annuity commencing as of the Continuing Participant’s Early Retirement Date, shall equal the benefit determined under A.2.3(a) above except that in lieu of the reductions described in Section A.2.3(a)(ii) above, the Supplemental Defined Benefit determined under Section A.2.2 above shall be reduced by 0.25% for each whole calendar month by which the Continuing Participant’s Early Retirement Date precedes his or her 65th birthday.
(r)Notwithstanding the above, with respect to a Transition Participant, if Early Retirement occurs prior to the applicable Freeze Date, the reductions in (a) and (b) will apply to the pre-offset benefit as defined in A.2.2(a) and A.2.2(b) and the offsets for Other Retirement Income as defined in A.2.2(c) will be computed on an early retirement basis in accordance with the provisions of the plan or plans providing such Other Retirement Income; provided, however, that if such Additional Company Benefit Plan (or Additional Company Benefit Plans) does/do not contain provisions for early retirement, or such provisions are not ascertainable as of the date of determination, the Committee shall determine the actuarial equivalence basis to be used for such purpose. For this purpose, the Basic Plan and MSRP Cash Balance Accounts will be increased on a notional basis from December 31, 2007 until Early Retirement by deemed Basic Credits that would have been contributed to the Cash Balance Accounts of the Transition Participant had the Basic Plan and MSRP not been frozen and credited with 5% interest through Early Retirement. The offsets so computed will be subtracted from the reduced preoffset benefit.
A.2.4    Death Before Retirement Eligibility
. If a Continuing Participant dies under the circumstances described in Section 3.4, a Supplemental Defined Benefit shall be paid to his or her designated Beneficiary which equals the amount derived by multiplying (a) times (b) times (c), where (a) equals the net amount calculated under either Section A.2.2, as if the Continuing Participant’s Normal Retirement Date was the date of his or her death (determined without the adjustments described in Section A.2.2(e)); (b) equals a fraction of which the numerator is the sum of the Continuing Participant’s age at his or her date of death plus the number of completed years of Service prior to the applicable Freeze Date and the denominator is 85; and (c) equals 50%. Payment shall be made in an Actuarially Equivalent single lump sum cash distribution within 90 days following the date of the Continuing Participant’s death.
A.2.5    Total Disability Before Retirement Eligibility
. If a Continuing Participant becomes Totally Disabled as described in Section 3.5, a Supplemental Defined Benefit shall be paid to him or her equal to the product of (a) and (b) where (a) equals the amount calculated under either Section A.2.2, as if the Continuing Participant’s Normal Retirement Date was on the date on which he or she became Totally Disabled (determined without the adjustments described in Section A.2.2(e)), and (b) equals a fraction the numerator of which is the sum of the Continuing Participant’s age at the date he or she became Totally Disabled plus the number of completed years of Service prior to the applicable Freeze Date and the denominator of which is 85. A Continuing Participant’s Supplemental Defined Benefit shall be paid in cash in three equal installment payments, which in the aggregate, are the Actuarial Equivalent of the Supplemental Defined Benefit as of the Continuing Participant’s Total Disability Date, provided the Continuing Participant has remained Totally Disabled through the first date of payment. The first installment payment shall be made by the later of (A) the fifteenth day of the third month coinciding with or following the date on which the Continuing Participant becomes Totally Disabled, or (B) the end of the calendar year in which the Continuing Participant becomes Totally Disabled, and the remaining installment payments shall be made on the first Business Day of the month coinciding with or following the first and second anniversaries of the first installment payment date, or, in each case, as soon as administratively feasible thereafter in a manner that is consistent with Section 409A Compliance.
A.2.6    Distribution Following Retirement Eligibility.
(s)Retirement. In the event of a Continuing Participant’s Retirement after satisfying the age and service requirements of Section 3.3, a Continuing Participant’s Supplemental Defined Benefit shall be paid in cash in three equal installment payments which, in the aggregate, are the Actuarial Equivalent of the Supplemental Defined Benefit as of the Continuing Participant’s Retirement Date. The installment payments shall be made on the following dates: (i) the first Business Day of the month coinciding with or following the date that is six months after the Continuing Participant’s Retirement Date; (ii) the first Business Day of the month coinciding with or following the first anniversary of the Continuing Participant’s Retirement Date, and (iii) the first Business Day of the month coinciding with or following the second anniversary of the Continuing Participant’s Retirement Date, or, in each case, as soon as administratively feasible thereafter in a manner that is consistent with Section 409A Compliance.
(t)Death.

(i)
Death Benefits. Upon the death of a Continuing Participant after satisfying the age and service requirements of Section 3.3, but before commencement of benefit payments, a death benefit shall be payable to the Continuing Participant’s designated Beneficiary. The amount of such death benefit shall be the Actuarial Equivalent of 50% of the Continuing Participant’s Supplemental Defined Benefit calculated pursuant to Section A.2.2 (determined without the adjustments described in Section A.2.2(e)), payable as an Actuarially Equivalent single lump sum cash distribution within 90 days following the date of the Continuing Participant’s death.

(ii)
Commutation Due to Death. Upon the death of a Continuing Participant who is receiving the distribution of his or her accrued Supplemental Defined Benefit pursuant to Section A.2.6(a), the Committee shall commute any or all remaining payments by paying the remainder of the accrued Supplemental Defined Benefit to the Continuing Participant’s Beneficiary in an Actuarially Equivalent single lump sum cash distribution within 90 days following the date of the Continuing Participant’s death.

(u)Total Disability. Upon the Total Disability of a Continuing Participant after satisfying the age and service requirements of Section 3.3 but before commencement of benefit payments, a Continuing Participant’s Supplemental Defined Benefit shall be paid in cash in three equal installment payments, which in the aggregate are the Actuarial Equivalent of the Supplemental Defined Benefit as of the Continuing Participant’s Total Disability Date, provided the Continuing Participant has remained Totally Disabled through the date of payment. The first installment payment shall be made by the later of (A) the fifteenth day of the third month coinciding with or following the date on which the Continuing Participant becomes Totally Disabled, or (B) the end of the calendar year in which the Continuing Participant becomes Totally Disabled, and the remaining installment payments shall be made on the first Business Day of the month coinciding with or following the first and second anniversaries of the first installment payment date, or, in each case, as soon as administratively feasible thereafter in a manner that is consistent with Section 409A Compliance.
EXHIBIT B

Schedule 1
(2005 Restatement)
Section 3.2(c) Separate Rules Applicable to J. Hooley

Status:	Active
Participation Date:	September 1, 2000
Section A.2.2 Supplemental Defined Benefit at Normal Retirement:
Subject to the terms of the Plan, Exhibit A, and the Special Benefit hereafter described, the supplemental benefit under Section A.2.2 of the Plan shall be the benefit set forth in this Schedule 1 of Exhibit B.

Special Benefit:
The Participant’s Special Benefit under the Plan and Exhibit A shall be equal to his cash balance account benefit which shall consist of an opening cash balance account in the sum of $500,000 as of September 1, 2000 and earnings credited thereafter in the same percentage and in the same manner as though such cash balance account were provided under the terms of the Basic Plan. There shall be no additional contributions to this “cash balance account.”

If the Participant’s benefit under the Plan is subsequently determined under the generally applicable rules of the Plan, the value of the Special Benefit set forth above shall be payable in addition to such generally applicable Plan benefit.

The Special Benefit is in addition to any Supplemental Benefits under the Plan and Exhibit A.
Section A.2.2(e) Applicability:	The offset for Other Retirement Income is not applicable to the Special Benefit pursuant to this Schedule 1 of Exhibit B.
Age/Service Requirements:	The Participant’s prior years of service with the Employer as well as the Participant’s years of service with Boston Financial Data Services shall be considered as Service hereunder.
The age and service requirements to qualify for a benefit set forth in Section A.2.2 of the Plan above are as follows:
(1)The Service requirement of completion of ten full years of Employment is satisfied by the recognition of prior Service above.
(2)There is no age requirement to qualify for the Special Benefit pursuant to this Schedule 1 of Exhibit B.

EXHIBIT B
Schedule 3
(2008 Restatement)
Section 3.2(c) Separate Rules for Jeffrey N. Carp

Status:	Active
Participation Date:	January 3, 2006. For the avoidance of doubt, the Participant’s accruals under the Plan commenced on January 3, 2006.
Freeze Date:	For purposes of the Plan and Exhibit A, the “Freeze Date” applicable to the Participant is December 31, 2013.
Age/Service Requirements:	The age and service requirements under Section 3.3 of the Plan are deemed satisfied as of January 3, 2006.
Section 3.6 Forfeitures:
For purposes of the Plan and Exhibit A, the application of Section 3.6(b) shall be limited to employment with the following companies (and their respective parents, subsidiaries and affiliates): The Bank of New York Mellon Corporation, Deutsche Bank AG, JP Morgan Chase & Co., Northern Trust Corporation, Bank of America Corporation and Marsh & McLennan Companies. For the avoidance of doubt, Section 8 of the Amended and Restated Employment Agreement between the Company and the Participant (the “Employment Agreement”) shall apply and shall supersede Section 3.6 the during the Employment Period (as defined therein).

Final Average Earnings:	For purposes of the Plan and Exhibit A, “Final Average Earnings” shall not be less than the Participant’s Earnings for the Plan Year that commenced on January 1, 2006.

Section A.2.2 Supplemental Defined Benefit at Normal Retirement:
Subject to the terms of the Plan and Exhibit A, the maximum Supplemental Defined Benefit under Section A.2.2 of the Plan before offsets shall be equal to 20% of the Participant’s Final Average Earnings, provided that the foregoing shall not serve to limit any amounts payable in respect of the Plan, Exhibit A and this Schedule pursuant to the Employment Agreement.

Section A.2.3 Supplemental Defined Benefit at Early Retirement:
Subject to the terms of the Plan and Exhibit A, the maximum Supplemental Defined Benefit under Section A.2.3 of the Plan before offsets shall be equal to 20% of the Participant’s Final Average Earnings, provided that the foregoing shall not serve to limit any amounts payable in respect of the Plan, Exhibit A and this Schedule pursuant to the Employment Agreement.

Other Retirement Income:	For purposes of the Plan and Exhibit A, subsection (d) of the definition of “Other Retirement Income” shall not be applicable to the Participant.
Section A.2.2 Supplemental Defined Benefit at Normal Retirement:
Subject to the terms of the Plan and Exhibit A, the maximum Supplemental Defined Benefit under Section A.2.2 of the Plan before offsets shall be equal to 20% of the Participant’s Final Average Earnings, provided that in the event that a Change of Control (as defined in the Employment Agreement) occurs on or prior to the Freeze Date, the Participant’s Supplemental Defined Benefit shall be calculated under Section A.2.2 without regard to such 20% limit and the Participant shall be deemed to have accrued an additional three years of age and Service; and provided further that the foregoing shall not serve to limit any amounts payable in respect of the Plan, Exhibit A and this Schedule pursuant to the Employment Agreement.

Section A.2.3 Supplemental Defined Benefit at Early Retirement:
Subject to the terms of the Plan and Exhibit A, the maximum Supplemental Defined Benefit under Section A.2.3 of the Plan before offsets shall be equal to 20% of the Participant’s Final Average Earnings, provided that in the event that a Change of Control (as defined in the Employment Agreement) occurs on or prior to the Freeze Date, the Participant’s Supplemental Defined Benefit shall be calculated under Section A.2.3 without regard to such 20% limit and the Participant shall be deemed to have accrued an additional three years of age and Service; and provided further that the foregoing shall not serve to limit any amounts payable in respect of the Plan, Exhibit A and this Schedule pursuant to the Employment Agreement.

Section A.2.2(c) Applicability:	The offset for Other Retirement Income is applicable to the benefit under Section A.2.2 of the Plan.
Amendment/ Termination:
No amendment or termination of the Plan, Exhibit A and this Schedule or, taking any other action, shall, in any material manner, reduce or adversely affect the Participant’s accrued benefits or entitlement thereto without the consent of the Participant.

EXHIBIT C
CLAIMS PROCEDURES
STATE STREET CORPORATION
DEFERRED COMPENSATION PLAN CLAIMS PROCEDURES
(Amended and Restated Effective January 1, 2008)
These Claims Procedures for filing and reviewing claims have been established and adopted for the State Street Corporation Executive Supplemental Retirement Plan (the “Plan”) and are intended to comply with Section 503 of ERISA and related Department of Labor regulations. These amended and restated Claims Procedures are effective for claims made under the Plan on or after January 1, 2008.

1.	In General
. Any employee or former employee, or any person claiming to be a beneficiary with respect to such a person, may request, with respect to the Plan:

a)	a benefit payment,

b)	a resolution of a disputed amount of benefit payment, or

c)	a resolution of a dispute as to whether the person is entitled to the particular form of benefit payment.
A request described above and filed in accordance with these Procedures is a claim, and the person on whose behalf the claim is filed is a claimant. A claim must relate to a benefit which the claimant asserts he or she is already entitled to receive or will become entitled to receive within one year following the date the claim is filed.

2.	Effect on Benefit Requests in Due Course
. The Plan has established procedures for benefit applications, selection of benefit forms, and designation of beneficiaries, determination of qualified domestic relations orders, and similar routine requests and inquiries relating to the operation of the Plan.

3.	Filing of Claims.

a)	Each claim must be in writing and delivered by hand or first-class mail (including registered or certified mail) to the Administrator, at the following address:
GHR U.S. Benefits Planning
State Street Corporation
c/o Vice President, GHR-U.S. Benefits Planning
One Lincoln Street, 14th Floor
Boston, MA 02111
A claim must clearly state the specific outcome being sought by the claimant.

b)	The claim must also include sufficient information relating to the identity of the claimant and such other information reasonably necessary to allow the claim to be evaluated.

c)	In no event may a claim for benefits be filed by a Claimant more than 120 days after the applicable “Notice Date,” as defined below.

i)	In any case where benefits are paid to the Claimant as a lump sum, the Notice Date shall be the date of payment of the lump sum.

ii)
In any case where benefits are paid to the Claimant in the form of an annuity or installments, the Notice Date shall be the date of payment of the first installment of the annuity or payment of first installment.

iii)
In any case where the Plan (prior to the filing of a claim for benefits) determines that an individual is not entitled to benefits (for example (without limitation) where an individual terminates employment and the Plan determines that he has not vested) and the Plan provides written notice to such person of its determination, the Notice Date shall be the date of the individual’s receipt of such notice.

iv)
In any case where the Plan provides an individual with a written statement of his account as of a specific date or the amounts credit to, or charged against, his account within a specified period, the Notice Date with regard to matters described in such statement shall be the date of the receipt of such notice by such individual (or beneficiary).

4.Processing of Claims
. A claim normally shall be processed and determined by the Administrator within a reasonable time (not longer than 90 days) following actual receipt of the claim. However, if the Administrator determines that additional time is needed to process the claim and so notifies the claimant in writing within the initial 90-day period, the Administrator may extend the determination period for up to an additional 90 days. In addition, where the Administrator determines that the extension of time is required due to the failure of the claimant to submit information necessary in order to determine the claim, the period of time in which the claim is required to be considered pursuant to this Paragraph 4 shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. Any notice to a claimant extending the period for considering a claim shall indicate the circumstances requiring the extension and the date by which the Administrator expects to render a determination with respect to the claim. The Administrator shall not process or adjudicate any claim relating specifically to his or her own benefits under the Plan.

5.	Determination of Claim
. The Administrator shall inform the claimant in writing of the decision regarding the claim by registered or certified mail posted within the time period described in Paragraph 4. The decision shall be based on governing Plan documents. If there is an adverse determination with respect to all or part of the claim, the written notice shall include:

a)	the specific reason or reasons for the denial,

b)	reference to the specific Plan provisions on which the denial is based,

c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary,

d)
reference to and a copy of these Procedures, so as to provide the claimant with a description of the relevant Plan’s review procedures and the time limits applicable to such procedures, a description of the claimant’s rights regarding documentation as described in Paragraph 9, and

e)	a statement of the claimant’s rights under Section 502(a) of ERISA to bring a civil action with respect to an adverse determination upon review of an appeal filed under Paragraph 6.
For purposes of these Procedures, an adverse determination shall mean determination of a claim resulting in a denial, reduction, or termination of a benefit under a Plan, or the failure to provide or make payment (in whole or in part) of a benefit or any form of benefit under a Plan. Adverse determinations shall include denials, reductions, etc., based on the claimant’s lack of eligibility to participate in the relevant Plan. All decisions made by the Administrator under these Procedures shall be summarized in a report to be maintained in the files of the Administrator. The report shall include reference to the applicable governing Plan provision(s) and, where applicable, reference to prior determinations of claims involving similarly situated claimants.

6.	Appeal of Claim Denials - Appeals Committee
. A claimant who has received an adverse determination of all or part of a claim shall have 60 days from the date of such receipt to contest the denial by filing an appeal. An appeal must be in writing and delivered to the Administrator. An appeal will be considered timely only if actually received by the Administrator within the 60-day period or, if sent by mail, postmarked within the 60-day period. The timely review will be completed by the Appeals Committee and should be sent to:
Appeals Committee
State Street Corporation
c/o Vice President, GHR-U.S. Benefits Planning
2 Avenue de Lafayette, LCC 1E

Boston, MA 02111-1724
The Appeals Committee shall meet at such times and places as it considers appropriate, shall keep a record of such meetings and shall periodically report its deliberations to the Administrator. Such reports shall include the basis upon which the appeal was determined and, where applicable, reference to prior determinations of claims involving similarly situated claimants. The vote of a majority of the members of the Appeals Committee shall decide any question brought before the Appeals Committee.

7.	Consideration of Appeals
. The Appeals Committee shall make an independent decision as to the claim based on a full and fair review of the record. The Appeals Committee shall take into account in its deliberations all comments, documents, records and other information submitted by the claimant, whether submitted in connection with the appeal or in connection with the original claim, and may, but need not, hold a hearing in connection with its consideration of the appeal. The Appeals Committee shall consider an appeal within a reasonable period of time, but not later than 60 days after receipt of the appeal, unless the Appeals Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time. If the Appeals Committee determines that an extension of time is required, it will cause written notice of the extension, including a description of the circumstances requiring an extension and the date by which the Appeals Committee expects to render the determination on review, to be furnished to the claimant before the end of the initial 60-day period. In no event shall an extension exceed a period of 60 days from the end of the initial period; provided, that in the case of any extension of time required by the failure of the claimant to submit information necessary for the Appeals Committee to consider the appeal, the period of time in which the appeal is required to be considered under this Paragraph 7 shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the Appeals Committee’s request for additional information.

8.	Resolution of Appeal
. Notice of the Appeals Committee’s determination with respect to an appeal shall be communicated to the claimant in writing by registered or certified mail posted within the time period described in Paragraph 7. If the determination is adverse, such notice shall include:

a)	the specific reason or reasons for the adverse determination,

b)	reference to the specific plan provisions on which the adverse determination was based,

c)	reference to and a copy of these Procedures, so as to provide the claimant with a description of the claimant’s rights regarding documentation as described in Paragraph 9, and

d)	a statement of the claimant’s rights under Section 502(a) of ERISA to bring a civil action with respect to the adverse determination.
9.Certain Information
. In connection with the determination of a claim or appeal, a claimant may submit written comments, documents, records and other information relating to the claim and may request (in writing) copies of any documents, records and other information relevant to the claim. An item shall be deemed relevant to a claim if it:

a)	was relied on in determining the claim,

b)	was submitted, considered or generated in the course of making such determination (whether or not actually relied on), or

c)
demonstrates that such determination was made in accordance with governing Plan documents (including, for this purpose, these Procedures) and that, where appropriate, Plan provisions have been applied consistently with similarly situated claimants.

The Administrator shall furnish free of charge copies of all relevant documents, records and other information so requested; provided, that nothing in these Procedures shall obligate the Company, the Administrator, or any person or committee to disclose any document, record or information that is subject to a privilege (including, without limitation, the attorney-client privilege) or the disclosure of which would, in the Administrator’s judgment, violate any law or regulation.

10.	Rights of a Claimant Where Appeal is Denied
.

a)
The claimant’s actual entitlement, if any, to bring suit and the scope of and other rules pertaining to any such suit shall be governed by, and subject to the limitations of, applicable law, including ERISA. By extending to an employee or former employee the right to file a claim under these Procedures, neither the Company nor any person or committee appointed as Administrator acknowledges or concedes that such individual is a participant in any particular Plan within the meaning of such Plan or ERISA, and reserves the right to assert that an individual is not a participant in any action brought under Section 502(a).

b)	In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earliest of:

i)	two years after the applicable Notice Date; or

ii)	one year after the date a claimant receives a decision from the Appeals Committee regarding his appeal; or

iii)	the date otherwise prescribed by applicable law.

c)	Before any legal proceeding can be brought, a participant must exhaust the claim appeals procedures as set forth herein.
11.Special Rules Regarding Disability
. Certain benefits under the Plans are contingent upon an individual’s incurring a disability. Where a claim requires a determination by the Company as to whether an individual is “disabled” as defined under the Plan, the additional rules set forth in Schedule 1 to these Procedures shall apply to the claim.     State Street to provide. However, where disabled status is based upon actual entitlement to benefits under a separate plan in which the individual participates or is otherwise covered, the determination of such status for purposes of each Plan shall be made under such separate disability plan, and any claims or disputes as to disabled status under such plan or program shall be resolved in accordance with the procedures established for that purpose under the separate plan or program.

12.	Authorized Representation
. A claimant may authorize an individual to represent him/her with respect to a claim or appeal made under these Procedures. Any such authorization shall be in writing, shall clearly identify the name and address of the individual, and shall be delivered to the Plan Administrator at the address listed in Paragraph 3. On receipt of a letter of authorization, all parties authorized to act under these Procedures shall be entitled to rely on such authorization, until similarly revoked by the claimant. While an authorization is in effect, all notices and communications to be provided to the claimant under these Procedures shall also be provided to his/her authorized representative.

13.	Form of Communications
. Unless otherwise specified above, any claim, appeal, notice, determination, request, or other communication made under these Procedures shall be in writing, with original signed copy delivered by hand or first class mail (including registered or certified mail). A copy or advance delivery of any such claim, appeal, notice, determination, request, or other communication may be made by electronic mail or facsimile. Any such electronic or facsimile communication, however, shall be for the convenience of the parties only and not in substitution of a writing required to be mailed or delivered under these Procedures, and receipt or delivery of any such claim, appeal, notice, determination, request, or other written communication shall not be considered to have been made until the actual posting or receipt of original signed copy, as the case may be.

14.	Reliance on Outside Counsel, Consultants, etc.
The Administrator and the Appeals Committee may rely on or take into account advice or information provided by such legal, accounting, actuarial, consulting or other professionals as may be selected in determining a claim or appeal, including those individuals and firms that may render advice to the Company or the Plans from time to time.

FIRST AMENDMENT
TO THE
STATE STREET CORPORATION
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Pursuant to the provisions of Section 7.1 of the State Street Corporation Executive Supplemental Retirement Plan, Amended and Restated January 1, 2015 (the “Plan”), State Street Corporation as plan sponsor hereby amends the Plan as follows:
Effective for actions taken on or after January 1, 2016, the current Section 4.1 is amended in its entirety as follows:

1.	Company Credits

•	.
(a)Generally. For Plan Years commencing on and after the Effective Date, an Active Participant shall be entitled to receive Company Credits as follows:

(i)
An Active Participant who was a Participant for an entire Plan Year shall receive a Company Credit in the amount of $200,000 on the Annual Credit Date for the Plan Year to his or her Account; provided, however, that the Company Credit received under this Section 4.1(a)(i) for the 2013 Plan Year shall be in the amount of $100,000 and shall not be provided to an Active Participant who is an Operating Group Participant; provided, further, there shall be no Company Credit under this Section 4.1(a)(i) for any Participant for the 2015 Plan Year or the 2016 Plan Year.

(ii)
An Active Participant who became an Active Participant during a Plan Year shall receive for such Plan Year a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Active Participant, and the denominator of which is twelve; provided, however, that the Company Credit received under this Section 4.1(a)(ii) for the 2013 Plan Year shall be equal to the product of (x) $100,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan

Year during which the Active Participant was an Active Participant but not an Operating Group Participant, and the denominator of which is twelve; provided, further, there shall be no Company Credit under this Section 4.1(a)(ii) for any Participant for the 2015 Plan Year or the 2016 Plan Year. Any such Company Credit shall be credited to the Active Participant’s Account on the Annual Credit Date for the relevant Plan Year.

(iii)
An Active Participant who becomes a Separated Participant due to Retirement, death or Total Disability during a Plan Year shall receive a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when such Participant was an Active Participant prior to (I) the Active Participant’s Retirement Date, (II) the date of the Active Participant’s death or (III) the date the Active Participant became Totally Disabled, as applicable, and the denominator of which is twelve; provided, however, that the Company Credit received under this Section 4.1(a)(iii) for the 2013 Plan Year shall be equal to the product of (x) $100,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when such Participant was an Active Participant but not an Operating Group Participant prior to (I) the Active Participant's Retirement Date, (II) the date of the Active Participant's death or (III) the date the Active Participant became Totally Disabled, as applicable, and the denominator of which is twelve); provided, further, there shall be no Company Credit under this Section 4.1(a)(iii) for any Participant for the 2015 Plan Year or the 2016 Plan Year. Any such prorated Company Credit shall be credited to the Participant’s Account on the last Business Day of the month in which the Participant’s Retirement, death or Total Disability occurred (the “Final Credit Date”).

(b)Operating Group Participants. An Operating Group Participant shall be entitled to receive the following for Plan Years commencing on and after the Effective Date:

(i)
An Active Participant who is an Operating Group Participant for an entire Plan Year shall be granted on the Annual Credit Date for such Plan Year a deferred share unit award under the Equity Plan (an “ESRP Share Award”) with a Fair Market Value on such Annual Credit Date equal to $200,000; provided, however, there shall be no ESRP Share Award under this Section 4.1(b)(i) for the 2015 Plan Year or the 2016 Plan Year. The terms of the ESRP Share Award shall, in a manner that results in Section 409A Compliance, provide that the award will vest in accordance with Section 4.3 of the Plan and the underlying shares of Stock will be settled to the Operating Group Participant in accordance with Section 4.4 of the Plan, subject, in each case, to Section 7 of the Equity Plan or any successor provision. In addition, the ESRP Share Award shall provide for dividend equivalents. The other terms of the ESRP Share Award shall be governed by the Equity Plan.

(ii)
An Active Participant who is an Operating Group Participant for a portion of a Plan Year, other than an Active Participant who becomes a Separated Participant during the Plan Year, shall receive an ESRP Share Award with a Fair Market Value on such Annual Credit Date equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Operating Group Participant and the denominator of which is twelve; provided, however, there shall be no ESRP Share Award under this Section 4.1(b)(ii) for the 2015 Plan Year or the 2016 Plan Year. Any such ESRP Share Award shall be granted to the Active Participant on the Annual Credit Date for the relevant Plan Year.

(iii)
An Active Participant who becomes a Separated Participant due to Retirement, death or Total Disability during a Plan Year at a time when he/she is an Operating Group Participant, shall not be entitled to an ESRP Share Award in respect of such Plan Year but instead for the period of the Plan Year, if any, when the Active Participant was an Operating Group Participant shall be entitled to receive a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when the Active Participant was an Operating Group Participant prior to (I) the Operating Group Participant's Retirement Date, (II) the date of the Operating Group Participant's death or (III) the date the Operating Group Participant became Totally Disabled, as applicable, and the denominator of which is twelve; provided, however, there shall be no Company Credit under this Section 4.1(b)(iii) for the 2015 Plan Year or the 2016 Plan Year. Any such prorated Company Credit shall be credited to the Participant's Account on the Final Credit Date.

For the avoidance of doubt, an Operating Group Participant shall also be entitled to Company Credits pursuant to Section 4.1(a); provided, however that for the 2013 Plan Year, an Operating Group Participant shall not be entitled to Company Credits pursuant to Section 4.1(a) for any period during a Plan Year when the Active Participant was an Operating Group Participant; provided, further, there shall be no Company Credit under Section 4.1(a) for any Participant for the 2015 Plan Year or the 2016 Plan Year.
(c)Transition Participants. Notwithstanding Section 4.1(a) and Section 4.1(b) above, Company Credits (including any Final Company Credits) shall not be credited to the Account of a Transition Participant and ESRP Share Awards shall not be granted to a Transition Participant in respect of any period commencing prior to the Freeze Date applicable to the Transition Participant. A Transition Participant shall continue to earn a Supplemental Defined Benefit in accordance with the relevant terms of the Plan (including any Schedules hereto) until the Freeze Date applicable to the Transition Participant.
(d)Adjustment by Committee. Notwithstanding anything to the contrary in Section 4.1(a) and 4.1(b) above, the Committee shall have the discretion to adjust, in a manner that results in Section 409A Compliance: (i) the amount of a Company Credit (including any Final Company Credits or ESRP Share Award credited or granted, as applicable, in respect of a Participant’s status as an Active Participant or an Operating Group Participant for a portion of a Plan Year); and (ii) the medium of settlement of an ESRP Share Award, in each case, to the extent necessary to avoid adverse tax consequences to an Operating Group Participant; provided, however, that in no event shall such adjustment diminish the economic benefit to the Participant of a Company Credit or an ESRP Share Award without the Participant’s consent.

IN WITNESS WHEREOF, State Street Corporation has caused this instrument to be executed by its duly authorized officer this 20th day of January, 2016.

State Street Corporation

by:     /s/ Todd Gershkowitz

    Todd Gershkowitz
Executive Vice President
Head of Global Total Rewards

SECOND AMENDMENT
TO THE
STATE STREET CORPORATION
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Pursuant to the provisions of Section 7.1 of the State Street Corporation Executive Supplemental Retirement Plan, Amended and Restated January 1, 2015 (the “Plan”), State Street Corporation as plan sponsor hereby amends the Plan as follows:
Effective for actions taken on or after January 1, 2017, the current Section 4.1 is amended in its entirety as follows:

2.	Company Credits

•	.
(e)Generally. For Plan Years commencing on and after the Effective Date, an Active Participant shall be entitled to receive Company Credits as follows:

(i)
An Active Participant who was a Participant for an entire Plan Year shall receive a Company Credit in the amount of $200,000 on the Annual Credit Date for the Plan Year to his or her Account; provided, however, that the Company Credit received under this Section 4.1(a)(i) for the 2013 Plan Year shall be in the amount of $100,000 and shall not be provided to an Active Participant who is an Operating Group Participant; provided, further, there shall be no Company Credit under this Section 4.1(a)(i) for any Participant for the 2015 Plan Year or any subsequent Plan Year.

(ii)
An Active Participant who became an Active Participant during a Plan Year shall receive for such Plan Year a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Active Participant, and the denominator of which is twelve; provided, however, that the Company Credit received under this Section 4.1(a)(ii) for the 2013 Plan Year shall be equal to the product of (x) $100,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Active Participant but not an Operating Group Participant, and the denominator of which is twelve; provided, further, there shall be no Company Credit under this Section 4.1(a)(ii) for any Participant for the 2015 Plan Year or any subsequent Plan Year. Any such Company Credit shall be credited to the Active Participant’s Account on the Annual Credit Date for the relevant Plan Year.

(iii)
An Active Participant who becomes a Separated Participant due to Retirement, death or Total Disability during a Plan Year shall receive a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when such

Participant was an Active Participant prior to (I) the Active Participant’s Retirement Date, (II) the date of the Active Participant’s death or (III) the date the Active Participant became Totally Disabled, as applicable, and the denominator of which is twelve; provided, however, that the Company Credit received under this Section 4.1(a)(iii) for the 2013 Plan Year shall be equal to the product of (x) $100,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when such Participant was an Active Participant but not an Operating Group Participant prior to (I) the Active Participant's Retirement Date, (II) the date of the Active Participant's death or (III) the date the Active Participant became Totally Disabled, as applicable, and the denominator of which is twelve); provided, further, there shall be no Company Credit under this Section 4.1(a)(iii) for any Participant for the 2015 Plan Year or any subsequent Plan Year. Any such prorated Company Credit shall be credited to the Participant’s Account on the last Business Day of the month in which the Participant’s Retirement, death or Total Disability occurred (the “Final Credit Date”).
(f)Operating Group Participants. An Operating Group Participant shall be entitled to receive the following for Plan Years commencing on and after the Effective Date:

(i)
An Active Participant who is an Operating Group Participant for an entire Plan Year shall be granted on the Annual Credit Date for such Plan Year a deferred share unit award under the Equity Plan (an “ESRP Share Award”) with a Fair Market Value on such Annual Credit Date equal to $200,000; provided, however, there shall be no ESRP Share Award under this Section 4.1(b)(i) for the 2015 Plan Year or any subsequent Plan Year. The terms of the ESRP Share Award shall, in a manner that results in Section 409A Compliance, provide that the award will vest in accordance with Section 4.3 of the Plan and the underlying shares of Stock will be settled to the Operating Group Participant in accordance with Section 4.4 of the Plan, subject, in each case, to Section 7 of the Equity Plan or any successor provision. In addition, the ESRP Share Award shall provide for dividend equivalents. The other terms of the ESRP Share Award shall be governed by the Equity Plan.

(ii)
An Active Participant who is an Operating Group Participant for a portion of a Plan Year, other than an Active Participant who becomes a Separated Participant during the Plan Year, shall receive an ESRP Share Award with a Fair Market Value on such Annual Credit Date equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year during which the Active Participant was an Operating Group Participant and the denominator of which is twelve; provided, however, there shall be no ESRP Share Award under this Section 4.1(b)(ii) for the 2015 Plan Year or any subsequent Plan Year. Any such ESRP Share Award shall be granted to the Active Participant on the Annual Credit Date for the relevant Plan Year.

(iii)
An Active Participant who becomes a Separated Participant due to Retirement, death or Total Disability during a Plan Year at a time when he/she is an Operating Group Participant, shall not be entitled to an ESRP Share Award in respect of such Plan Year but instead for the period of the Plan Year, if any, when the Active Participant was an Operating Group Participant shall be entitled to receive a Company Credit equal to the product of (x) $200,000 and (y) a fraction, the numerator of which is the number of complete calendar months in the Plan Year when the Active Participant was an Operating Group Participant prior to (I) the Operating Group Participant's Retirement Date, (II) the date of the Operating Group Participant's death or (III) the date the Operating Group Participant became Totally Disabled, as applicable, and the denominator of which is twelve; provided, however, there shall be no Company Credit under this Section 4.1(b)(iii) for the 2015 Plan Year or any subsequent Plan Year. Any such prorated Company Credit shall be credited to the Participant's Account on the Final Credit Date.
For the avoidance of doubt, an Operating Group Participant shall also be entitled to Company Credits pursuant to Section 4.1(a); provided, however that for the 2013 Plan Year, an Operating Group Participant shall not be entitled to Company Credits pursuant to Section 4.1(a) for any period during a Plan Year when the Active Participant was an Operating Group Participant; provided, further, there shall be no Company Credit under Section 4.1(a) for any Participant for the 2015 Plan Year or any subsequent Plan Year.
(g)Transition Participants. Notwithstanding Section 4.1(a) and Section 4.1(b) above, Company Credits (including any Final Company Credits) shall not be credited to the Account of a Transition Participant and ESRP Share Awards shall not be granted to a Transition Participant in respect of any period commencing prior to the Freeze Date applicable to the Transition Participant. A Transition Participant shall continue to earn a Supplemental Defined Benefit in accordance with the relevant terms of the Plan (including any Schedules hereto) until the Freeze Date applicable to the Transition Participant.
(h)Adjustment by Committee. Notwithstanding anything to the contrary in Section 4.1(a) and 4.1(b) above, the Committee shall have the discretion to adjust, in a manner that results in Section 409A Compliance: (i) the amount of a Company Credit (including any Final Company Credits or ESRP Share Award credited or granted, as applicable, in respect of a Participant’s status as an Active Participant or an Operating Group Participant for a portion of a Plan Year); and (ii) the medium of settlement of an ESRP Share Award, in each case, to the extent necessary to avoid adverse tax consequences to an Operating Group Participant; provided, however, that in no event shall such adjustment diminish the economic benefit to the Participant of a Company Credit or an ESRP Share Award without the Participant’s consent.

IN WITNESS WHEREOF, State Street Corporation has caused this instrument to be executed by its duly authorized officer this 17 day of January, 2017.

State Street Corporation

by /s/ Todd Gershkowitz

    Todd Gershkowitz
Executive Vice President
Head of Global Total Rewards